SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Hansen Medical, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

411307101

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 Pages

Exhibit Index Contained on Page 15

CUSIP NO. 411307101	13 G	Page 2 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Vanguard VII, L.P. (“VIIVLP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

370,540 shares, except that Vanguard VII Venture Partners, L.L.C. (“VVIIVP”), the general partner of VIIVLP, may be deemed to have sole power to vote these shares, and Jack M. Gill (“Gill”), Daniel L. Eilers (“Eilers”), Robert D. Ulrich (“Ulrich”), Donald Wood (“Wood”) and Thomas C. McConnell (“McConnell”) the managing members of VVIIVP, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

370,540 shares, except that VVIIVP, the general partner of VIIVLP, may be deemed to have sole power to dispose of these shares, and Gill, Eilers, Ulrich, Wood and McConnell, the managing members of VVIIVP, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 370,540
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 411307101	13 G	Page 3 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Vanguard VII-A, L.P. (“VIIAVLP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

35,202 shares, except that VVIIVP, the general partner of VIIAVLP, may be deemed to have sole power to vote these shares, and Gill, Eilers, Ulrich, Wood and McConnell the managing members of VVIIVP, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

35,202 shares, except that VVIIVP, the general partner of VIIAVLP, may be deemed to have sole power to dispose of these shares, and Gill, Eilers, Ulrich, Wood and McConnell, the managing members of VVIIVP, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,202
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 411307101	13 G	Page 4 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Vanguard VII Accredited Affiliates Fund, L.P. (“VIIAAVLP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

12,089 shares, except that VVIIVP, the general partner of VIIAAVLP, may be deemed to have sole power to vote these shares, and Gill, Eilers, Ulrich, Wood and McConnell the managing members of VVIIVP, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

12,089 shares, except that VVIIVP, the general partner of VIIAAVLP, may be deemed to have sole power to dispose of these shares, and Gill, Eilers, Ulrich, Wood and McConnell, the managing members of VVIIVP, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,089
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 411307101	13 G	Page 5 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Vanguard VII Qualified Affiliates Fund, L.P. (“VIIQAVLP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

5,535 shares, except that VVIIVP, the general partner of VIIQAVLP, may be deemed to have sole power to vote these shares, and Gill, Eilers, Ulrich, Wood and McConnell the managing members of VVIIVP, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

5,535 shares, except that VVIIVP, the general partner of VIIQAVLP, may be deemed to have sole power to dispose of these shares, and Gill, Eilers, Ulrich, Wood and McConnell, the managing members of VVIIVP, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 411307101	13 G	Page 6 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Vanguard VII Venture Partners, L.L.C. (“VVIIVP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP, the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP may be deemed to have sole power to vote these shares, Gill, Eilers, Ulrich, Wood and McConnell, the managing members of VVIIVP, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP, the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP may be deemed to have sole power to dispose of these shares, and Gill, Eilers, Wood, McConnell and Ulrich, the managing members of VVIIVP, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 411307101	13 G	Page 7 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Donald Wood (“Wood”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6

SHARED VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Wood, a managing member of VVIIVP, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8

SHARED DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Wood, a managing member of VVIIVP, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 411307101	13 G	Page 8 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Daniel L. Eilers (“Eilers”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6

SHARED VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Eilers, a managing member of VVIIVP, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8

SHARED DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Eilers, a managing member of VVIIVP, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 411307101	13 G	Page 9 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Jack Gill (“Gill”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6

SHARED VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Gill, a managing member of VVIIVP, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8

SHARED DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Gill, a managing member of VVIIVP, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 411307101	13 G	Page 10 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Thomas C. McConnell (“McConnell”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,499 shares.
6

SHARED VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and McConnell, a managing member of VVIIVP, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 7,499 shares.
8

SHARED DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and McConnell, a managing member of VVIIVP, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,865
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 411307101	13 G	Page 11 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only). Robert D. Ulrich (“Ulrich”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6

SHARED VOTING POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Ulrich, a managing member of VVIIVP, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8

SHARED DISPOSITIVE POWER

423,366 shares, of which 370,540 are directly owned by VIIVLP, 35,202 are directly owned by VIIAVLP, 12,089 are directly owned by VIIAAVLP and 5,535 are directly owned by VIIQAVLP.  VVIIVP is the general partner of VIIVLP, VIIAVLP, VIIAAVLP and VIIQAVLP, and Ulrich, a managing member of VVIIVP, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 411307101	13 G	Page 12 of 17

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Vanguard VII, L.P., Vanguard VII-A, L.P., Vanguard VII Accredited Affiliates Fund, L.P., Vanguard VII Qualified Affiliates, L.P., Vanguard VII Venture Partners, L.L.C., Jack M. Gill, Daniel L. Eilers, Donald Wood, Thomas C. McConnell and Robert D. Ulrich.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”  Only those items as to which there has been a change are included in this Amendment No.1.

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  [X]  Yes

CUSIP NO. 411307101	13 G	Page 13 of 17

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2008

Vanguard VII, L.P.

/s/ Ken Shilling

By Vanguard VII Venture Partners, LLC

Signature

Its General Partner

Ken Shilling

Attorney-In-Fact

Vanguard VII Venture Partners, L.L.C.,

/s/ Ken Shilling

a Delaware Limited Liability Company

Signature

Ken Shilling

Attorney-In-Fact

Vanguard VII, L.P.,

/s/ Ken Shilling

By: Vanguard VII Venture Partners, L.L.C.

Signature

Its General Partner

Ken Shilling

Attorney-In-Fact

Vanguard VII-A, L.P.,

/s/ Ken Shilling

By: Vanguard VII Venture Partners, L.L.C.

Signature

Its General Partner

Ken Shilling

Attorney-In-Fact

Vanguard VII Qualified Affiliates Fund, L.P.,

/s/ Ken Shilling

By: Vanguard VII Venture Partners, LLC

Signature

Its General Partner

Ken Shilling

Attorney-In-Fact

Vanguard VII Accredited Affiliates Fund, L.P.,

/s/ Ken Shilling

By: Vanguard VII Venture Partners, L.L.C.

Signature.

Its General Partner

Ken Shilling

Attorney-In-Fact

CUSIP NO. 411307101	13 G	Page 14 of 17

Jack M. Gill

/s/ Ken Shilling

Ken Shilling

Attorney-In-Fact

Daniel L. Eilers

/s/ Ken Shilling

Ken Shilling

Attorney-In-Fact

Robert Ulrich

/s/ Ken Shilling

Ken Shilling

Attorney-In-Fact

Donald Wood

/s/ Ken Shilling

Ken Shilling

Attorney-In-Fact

Thomas C. McConnell

/s/ Ken Shilling

Ken Shilling

Attorney-In-Fact

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 411307101	13 G	Page 15 of 17

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	16
Exhibit B: Power of Attorney	17

CUSIP NO. 411307101	13 G	Page 16 of 17

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Hansen Medical, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP NO. 411307101	13 G	Page 17 of 17

EXHIBIT B

POWER OF ATTORNEY

Ken Shilling has signed this Schedule 13G as Attorney-in-Fact.  Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.